UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report:   May 26, 2011

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

10850 Gold Center Dr. Suite 250
Rancho Cordova, California 95670

(Address of principal executive offices)

(916) 853-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 26, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of InsWeb Corporation approved a modification to the severance compensation to Brad F. Cooper, Chief Revenue Officer, in connection with the termination of his employment. As approved by the Committee, Mr. Cooper will receive one-half of his cash severance under the InsWeb Executive Retention and Severance Plan as a lump sum, with the remaining amount paid in equal installments over twelve months. The Committee also approved the payment of an additional lump sum severance amount of $50,000, and the provision of health and other insurance for one year at no cost to Mr. Cooper. The monthly severance payments will be reduced and the insurance benefit will cease if Mr. Cooper obtains substitute employment during the twelve month period. In addition, the Board approved an extension of time to exercise vested employee stock options to not later than November, 30, 2011. Mr. Cooper will be required to execute a restrictive covenants agreement as a condition to receiving the benefits described above.

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIREFCTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 31, 2011, InsWeb terminated the employment of Mr. Brad F. Cooper, effective immediately. Mr. Cooper had served as InsWeb’s Chief Revenue Officer since April 28, 2011.

Item 8.01.                      OTHER EVENTS

On June 1, 2011, InsWeb Corporation issued a press release providing an update on integration activities following the reorganization of InsWeb and its Potrero Media subsidiary into a single entity, announced May 2, 2011.  The press release describes the consolidation of several operating departments and a reduction in workforce. A copy of the press release is attached as Exhibit 99.1.

 Item 9.01                      FINANCIAL STATEMENTS AND EXHIBITS.

             Exhibit No.99.1                                           Press release issued by InsWeb Corporation dated June 1, 2011.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2011	INSWEB CORPORATION
(Registrant)

/s/ L. Eric loewe
L. Eric Loewe
SVP, General Counsel and Secretary

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